PROSPECTUS                                                            PROSPECTUS

                                 HOME WEB, INC.
                             (A Nevada Corporation)
                           dba MONTEREY CHEESE COMPANY

                     Up to 2,400,000 Shares of Common Stock,
                                 .00 1 Par Value
            Offering Price: $0.05 Per Share   Total Offering: $120,000

     IT IS ANTICIPATED THAT THE SECURITIES WILL BE OFFERED FOR SALE IN A NUMBER OF STATES. THE SECURITIES LAWS OF CERTAIN STATES REQUIRE CERTAIN CONDITIONS AND RESTRICTIONS RELATING TO THE OFFERING TO BE DISCLOSED. A DESCRIPTION OF THE RELEVANT CONDITIONS AND RESTRICTIONS IS SET FORTH BELOW. FURTHERMORE, CERTAIN STATES IMPOSE SUITABILITY STANDARDS ON PROSPECTIVE PURCHASERS IN ADDITION TO THOSE GENERALLY IMPOSED BY THE COMPANY. IT SHOULD NOT BE ASSUMED BY REASON OF THE SUMMARY BELOW OF A PARTICULAR STATE'S REQUIREMENTS THAT THE COMPANY HAS BEEN AUTHORIZED TO OFFER OR SELL SECURITIES IN SUCH STATE.

     THESE SECURITIES ARE BEING ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISION OF THE SECURITIES LAWS, SPECIFICALLY RULE 504 OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AND VARIOUS SELF-EXECUTING LIMITED OFFERING EXEMPTIONS OR ISOLATED TRANSACTION EXEMPTIONS IN THE STATES WHERE AN OFFERING WILL BE MADE, WHICH THE OFFER INTENDS TO FULLY COMPLY WITH AND IS TAKING SPECIFIC INTERNAL STEPS TO DO SO. WHILE THERE ARE NO RESTRICTIONS ON THE RESALE OF THESE SECURITIES ON THE FEDERAL LEVEL, THE VARIOUS STATE LAW REQUIREMENTS MUST BE COMPLIED WITH FOR PURPOSES OF RESALE, WHICH MAY BE DONE PURSUANT TO EXEMPTION WHEREVER AVAILABLE.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price to Purchasers Proceeds to the Company

Per Unit                    $       0.05                           $       0.05
                            ------------                           ------------
Total Offering              $ 120,000.00                           $ 120,000.00

                                 HOME WEB, INC.
                 380 Foam Street, Suite 210, Monterey, CA 93940
                       (408) 375-6209 Fax: (408) 375-3559
                            Toll free # 888-666-8368
                          e-mail: homeweb@montvent.com
                                  July 1, 1997

                                TABLE OF CONTENTS

    THE OFFERING ..............................................................3

     OFFERING SUMMARY .........................................................4

         THE COMPANY...........................................................4
         THE OFFERING..........................................................4

     SELECTED FINANCIAL INFORMATION ...........................................5

         BALANCE SHEET DATA....................................................5

     RISK  FACTORS.............................................................6

         ARBITRARY OFFERING PRICE .............................................6
         LACK OF MARKET FOR SHARES ............................................6
         NO UNDERWRITER .......................................................6
         NO LIKELIHOOD OF DIVIDENDS ...........................................6
         POTENTIAL FOR FUTURE STOCK OFFERING...................................7

     BUSINESS RISKS............................................................7

         RECENTLY ORGANIZED COMPANY ...........................................7
         USE OF PROCEEDS NOT SPECIFIC .........................................7
         CONTROLLING ENTITIES AND POTENTIAL CONFLICTS OF INTEREST..............7
         COMPETITION ..........................................................7
     DILUTION..................................................................8

     USE OF PROCEEDS ..........................................................8

     EXECUTIVE SUMMARY ........................................................9
         HISTORY AND ORGANIZATION..............................................9
         THE COMPANY...........................................................9
         BUSINESS OF THE COMPANY...............................................9
         MARKET...............................................................10
         COMPETITION..........................................................10
     MANAGEMENT...............................................................11

         DIRECTORS, EXECUTIVE OFFICERS, AND MANAGEMENT........................11
         MANAGEMENT RESUMES ..................................................11
         COMPENSATION ........................................................13

         INDEMNIFICATION AND EXCLUSION OF LIABILITY OF DIRECTORS AND
         OFFICERS.............................................................13
         CERTAIN RELATED TRANSACTIONS.........................................13

       CORPORATE STRUCTURE....................................................14

         PRINCIPAL SHAREHOLDERS ..............................................14
         DESCRIPTION OF SECURITIES ...........................................14
         PRICING THE OFFERING ................................................14
         LITIGATION ..........................................................15
         LEGAL MATTERS .......................................................15
         ADDITIONAL INFORMATION...............................................15

                                  THE OFFERING

This offering is being made by Home Web, Inc. (the "Company") on a "best efforts" basis. The Company is offering 2,400,000 shares of its common stock
("Shares") at a price of $0.05 per share. All funds received from subscribers will be deposited in the bank account of the Company upon acceptance of the subscription.

There is no market for the shares being offered and there can be no assurance that a market will develop by reason of this offering. The offering price has been arbitrarily determined by the Company, and has no relationship to the Company's assets, book value, net worth, or other recognized criteria of value. The Company has had a very limited operating history and there are significant risks that exist concerning the Company and its proposed operations (see "RISK FACTORS").

The Company has filed a Notice of Sale of  Securities  Pursuant to Regulation D,
Section 4(6) and/or Uniform Limited Offering Exemption (the "Notice") on Form D with the United States Securities and Exchange Commission.

Copies of the Notice on Form D may be inspected without charge at the corporate offices of the Company during regular business hours and copies of all or any part thereof may be obtained from the Company at prescribed rates.

     THE SHARES ARE OFFERED BY THE COMPANY AND MAY BE SOLD BY OFFICERS, DIRECTORS AND EMPLOYEES OF THE COMPANY SUBJECT TO PRIOR SALE, WITHDRAWAL, OR CANCELLATION OR MODIFICATION WITHOUT NOTICE. OFFERS TO PURCHASE, AND CONFIRMATIONS OF SALE, ISSUED BY THE COMPANY ARE SUBJECT TO ACCEPTANCE BY THE COMPANY AND IT IS THE RIGHT OF THE COMPANY TO REJECT ANY OFFER TO PURCHASE AND CANCEL ANY CONFIRMATION OF SALE, IN WHOLE OR IN PART, WITH OR WITHOUT CAUSE, AT ANY TIME PRIOR TO DELIVERY OF UNIT SHARES TO A SUBSCRIBER.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION, OR IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. ALL PAYMENTS FOR THESE SECURITIES SHALL BE MADE BY CASH, CHECK, OR MONEY ORDER PAYABLE TO "HOME WEB, INC."

THE TERMINATION DATE OF THIS OFFERING IS NINETY (90) DAYS AFTER THE DATE OF THIS PROSPECTUS, UNLESS EXTENDED BY THE COMPANY FOR AN ADDITIONAL NINETY (90) DAYS.

                                OFFERING SUMMARY

The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements (including notes thereto) appearing elsewhere in this Prospectus.

THE COMPANY

Home Web, Inc. (the "Company") was organized as a Nevada corporation on September 15, 1995. Its principal office is currently located at 380 Foam Street, Suite 210, Monterey, CA 93940. The telephone number is 408-375-6209. The fax number is 408- 375-3559.

The Company was formed to penetrate the California gourmet and specialty foods market; maximize its sales by positioning Monterey Cheese Company to become a leading provider of handmade Monterey Jack cheese and; to maximize shareholder value by capitalizing on the demand for a high quality handmade Monterey Jack cheese from historic Monterey, California.

THE OFFERING

Type of securities  offered:  2,400,000 Shares of Common Stock,  currently $.001
                              Par Value, offered at $0.05 per share

Shares outstanding prior to offering: 4,100,000

Shares outstanding after offering: 6,400,000 (if all securities are sold)

                         SELECTED FINANCIAL INFORMATION

The company as of April 28, 1997 has no financial data because it is a start up company. The company's fiscal year-end is December 31 th..

Balance Sheet Data:

    Assets
      Current Assets                                                         $0
      Property & Equipment                                                   $0
      Other Assets                                                           $0
                         Total Assets:                                       $0
    Liabilities
      Current Liabilities                                                    $0
    Equity
      Retained Earnings                                                      $0
      Net Income (Loss)                                                      $0
                         Total Equity:                                       $0
               Total Liabilities and Equity:                                 $0


                                  RISK FACTORS

ARBITRARY OFFERING PRICE

Prior to the offering made hereby, there has been no market for the Company's Common Stock. The offering price of the Shares has been arbitrarily determined by the Company and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining such offering price were the Company's current financial condition, the degree of control which the current shareholders desired to retain, and an evaluation of the prospects for the Company's growth. The offering price set forth on the cover page of this Prospectus should not, therefore, be considered an indication of the actual value of the Common Stock of the Company.

DILUTION

Investors participating in this offering will not incur immediate, substantial dilution. See "DILUTION".

LACK OF MARKET FOR SHARES

There is no market for the Company's Shares and there can be no assurance that such a market will develop by reason of this offering. Upon completion of the offering, there is a possibility that even if a market does develop, it would not be sustained. The investment community may show little or no interest in the Shares offered; and, accordingly, investors may not be readily able to liquidate their investment. Even if a purchaser hereunder is able to find a brokerage firm to effect a transaction in the securities of the Company, a combination of brokerage commissions, state transfer taxes, when applicable, and any other selling costs may exceed the offering price of the same.

NO UNDERWRITER

The Company will sell the Shares offered hereby without the use of an underwriter. The Company may experience difficulty in completing the sale of its Shares and if so, the Company may not be able to complete its business plan as successfully as it might if the maximum number of Shares are sold.

NO LIKELIHOOD OF DIVIDENDS

The Company has never paid dividends. At present, the Company does not anticipate paying dividends on its Common Stock in the foreseeable future and intends to devote any earnings to the development of the Company's business. Investors who anticipate the need for immediate income from their investment should refrain from the purchase of the Shares.

POTENTIAL FOR FUTURE STOCK OFFERING

In the event the proceeds from this Offering are inadequate to finance operations, the Company may conduct future offerings of its securities. Such an offering would dilute the ownership interests of investors in this offering.

                                 Business Risks

RECENTLY ORGANIZED COMPANY

The Company was only recently organized and may be considered a start-up company. The Company has limited operating history. The Company, therefore, must be considered promotional and in its early formative and developmental stage. Potential investors should be aware of the difficulties normally encountered by a new enterprise. There is nothing at this time on which to base an assumption that the Company's business plans will prove successful, and there is no assurance that the Company will be able to operate profitably (see "PROPOSED BUSINESS OF THE COMPANY").

USE OF PROCEEDS NOT SPECIFIC

The proceeds of this offering have been allocated only generally. Proceeds from sale of the Shares will most likely be allocated to working capital or administrative expenses. Accordingly, investors will entrust their funds with management on whose judgment investors must depend, with only limited information about management's specific intentions. (see "USE OF PROCEEDS" and "PROPOSED BUSINESS OF THE COMPANY").

CONTROLLING ENTITIES AND POTENTIAL CONFLICTS OF INTEREST

Upon completion of this offering, the present Directors and Executive Officers and their respective affiliates, will beneficially own approximately 63% of 'the outstanding Common Stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of Directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. Management will be engaged in transactions with the Company that will involve potential conflicts of interest. In addition, the Officers are not required to devote all of their time and energies to the business and affairs of the Company.

COMPETITION

There are numerous corporations, firms, and individuals which are engaged in the type of business activities contemplated by the Company. Many of those entities are more experienced and possess substantially greater financial, technical, and personnel resources than the Company. While the Company hopes to be competitive with other similar companies, there can be no assurance that such will be the case.

                                    DILUTION

Dilution is a reduction in the net tangible book value of a purchaser's investment measured by the difference between the purchase price and the net tangible book value of the Shares after the purchase takes place. The net tangible book value of Common Stock is equal to stockholders' equity applicable to the Common Stock as shown on the Company's balance sheet divided by the number of shares of Common Stock outstanding. As a result of such dilution, in the event the Company is liquidated, a purchaser of Shares may receive less than his initial investment and a present stockholder may receive more.

The net tangible book value of the Company's Common Stock as of April 28, 1997 was, $0.00 or $.00 per share. After giving effect to the receipt of the estimated gross proceeds of $120,000 thousand dollars from the sale by the Company of 120,000 shares of Common Stock the pro forma net tangible book value would then be $120,000 thousand dollars or $0.02 per share of Common Stock. This represents an immediate increase in net tangible book value of $0.02 per share of Common Stock to existing holders of Common Stock from the proceeds of the Offering and substantial dilution to the new investors (i.e., the difference between the assumed initial offering price of $0.05 per share of Common Stock and the pro forma net tangible book value per share) of $0.03 per share of Common Stock.

                                 USE OF PROCEEDS

The net proceeds of the offering will be $120,000. The principal purposes and priorities in which proceeds are to be used are as set forth below:

Gross Amount of Proceeds:                 $120,000                 100%
Working Capital/General Admin.              12,000                  10.0
Legal/Accounting                            20,000                  16.7
Consulting Fee(s)                           15,000                  12.5
Offering Related Costs                      15,000                  12.5
Inventory                                   58,000                  48.3
Total:                                    $120,000                 100%


                                EXECUTIVE SUMMARY

HISTORY AND ORGANIZATION

Home Web, Inc. (the "Company") was organized as a Nevada corporation on Sept. 15, 1995. Its principal office is currently located at 380 Foam Street) Suite 210, Monterey, CA 93940. The telephone number is 408-375-6209. The fax number is 408-375-3559.

THE COMPANY

The Company was formed to penetrate the gourmet/specialty foods market and maximize its sales by wholesaling the Monterey Cheese Company products to gourmet food stores, small grocery chain stores and hotels. The product is currently sold through California Season's Company owned retail stores, catalog/direct mail order, as well as business and corporate sales programs

The gourmet and specialty food industry is one of the fastest growing businesses in America. The national revenue for the gourmet and, specialty food industry exceeds 33 billion dollars. Home Web, Inc., is taking advantage of this rapidly exploding market by wholesaling and distributing varieties of handmade Monterey Jack Cheese.

The company selected Monterey, California as its location because it was the original home of Monterey Jack cheese. David Jacks of Monterey first produced and marketed Monterey Jack cheese in 1882.

Monterey Jack cheese is the only native California cheese and one of only two cheeses native to the United States. The Monterey Cheese Company is the only company offering handmade Monterey Jack cheese with the Monterey, California label.

BUSINESS OF THE COMPANY

Monterey Cheese Company currently offers twelve varieties of creamy, handmade cheese in three pound wheels, one pound wheels, nine ounce wedges and three ounce wedges.

The Company offers the following cheeses: hand rolled, original Monterey Jack, Dry Jack, Caraway, Pesto, Hot Pepper Jack, Habanero Jack, Garlic Jack, Lite Jack, Cheddar, Chili Cheddar, Vidalia Onion Jack, and Teleme.

Monterey Cheese Company offers a product that no one else offers: one that has already been market tested with excellent results. There already exists a high demand for the products evidenced by a constant stream of inquiries.

The Company's research has shown that there is a very strong niche demand for its products primarily because of the fact that it is from Monterey and of handmade quality.

                                   MANAGEMENT

The management of the Company is fully committed to producing strong and diverse financial results; concentrating on increasing sales revenue and profits; building a strong, focused team of employees; and planning thoroughly before committing company resources.

DIRECTORS, EXECUTIVE OFFICERS, AND MANAGEMENT

Name and Address                        Position
Dennis Davis                            President/CEO
P.O. Box 653                            Director
Pacific Grove, CA 93950

Cornelia Davis                          Secretary/Treasurer
P.O. Box 653                            Director
Pacific Grove, CA 93950

Florence Grig Roberts                   Director
20 Paso Del Rio
Carmel Valley, CA 93924

The Directors named above will serve until the first annual meeting of the Company's shareholders. Thereafter, Directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the appointment.

MANAGEMENT RESUMES

Dennis Davis, President/CEO

Mr. Dennis Davis has been involved with the company since April of 1097 and serves as its acting president. Mr. Davis is a business consultant specializing in financial matters, creating and developing business plans, strategic planning, and assisting in implementing strategic growth initiatives. Mr. Davis also assists privately owned and public companies seeking financing, acquisition financing, ownership transition, and other financing and liquidity options.

Mr. Davis was in the banking industry for 15 years with extensive senior level management and planning experience. His banking career consisted of the following positions, Administrator of the Lending Department, vice-president, Senior Commercial Loan Officer, as vice-president responsible for the Real Estate and Construction Department, as vice-president responsible for the Loan Adjustment Department and Branch Manager.

For eight years he was the managing general partner for a grocery/liquor retail outlet with gross sale of one million dollars per year. He was President of the Affordable Housing Corporation of Monterey County, Treasurer of the Marina Chamber of Commerce, a Director of the California International Air Show, Sports Fest Inc., and the American Diabetes Association.

Cornelia Davis, Secretary/Treasurer

Ms. Davis is the Secretary and Treasure for Home Web, Inc. She is the President CDIC Financial Services, a financial and business consulting company. Her past experience includes capital formation for private and public companies including acquisition financing and other financing options. Ms Davis also specializes in assisting companies with sales, marketing and promotions.

Ms. Davis consulted for a retail golf company in the positions of investor relations coordinator from 1992 to 1995. She was also instrumental in launching a private stock offering that successfully raised over four million dollars. Prior to this she was the Business Development Director of one of the largest title companies in the nation. She also was the founder of Yavapai Land Fund Mutual, an Arizona real estate investment company.

Ms. Davis received a BA degree from Arizona State University in Organization and Communications with a minor in Human resources.

Florence Grig Roberts, Director

Ms.   Roberts  is  currently  a  consultant  for  Monterey   Season's,   Inc.  a
gourmet/specialty   foods  company.   She  is  assisting  the  company  business
strategies and capital formation.

Ms. Roberts is actively involved in management of rental properties on the Monterey Peninsula. She has a twenty year history of managing her personal real estate portfolio which includes acting as her own agent in sales and acquisitions.

For seven years Ms. Roberts owned and operated "Lonesome Dove" a retail store in Carmel, California. The store specialized in the sales of western wear and Indian artifacts.

Ms. Roberts also had a succesful career as an art consultant in a Carmel Art Gallery and was rated the top producer.

COMPENSATION

The Board of Directors has adopted a salary compensation for the Directors and Officers of the Company. Currently, the President will receive a salary of $500 per month for the next six months at which time the financial condition of the Company will dictate the compensation of Officers and Directors, plus the Company will reimburse its Officers and Directors for any out-of pocket expenses incurred on behalf of the Company. The Company does not have any pension, profit-sharing, stock bonus, or other benefit plans. Such plans may be adopted in the future at the discretion of the Board of Directors.

However, certain stock option agreements have been issued to, or agreed by the Board of Directors to be issued to, the following executive officers of the
Company: Mr. Davis, 250,000 common shares; Ms. Roberts, 50,000 common shares; and Ms. Davis, 100,000 common shares. These options carry an exercise price of $.01 per share and may be exercised at any time.

The Board of Directors has authorized the issuance of 100,000 shares to an employee of the Company for services.

INDEMNIFICATION AND EXCLUSION OF LIABILITY OF DIRECTORS AND OFFICERS

So far as permitted by the California Business Corporation Act, the Company's Articles of Incorporation provide that the Company will indemnify its Directors and Officers against expenses and liabilities they may incur and defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company Directors or Officers unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (collectively, the "Acts") may be permitted to directors, officers or controlling persons pursuant to foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Acts and is, therefore, unenforceable.

CERTAIN RELATED TRANSACTIONS

The Company has retained the services of Monterey Ventures, Inc. (MVI), a private firm that specializes in assisting companies with investment banking services. The Company has executed an Investment Banking Agreement that calls for MVI to provide guidance and consultation to the Company, primarily in the areas of preparing the private placement offering memorandum, corporate finance and public market development. The Company will pay a cash fee of $10,000 as compensation for services to be rendered by MVI. It is further noted that Dennis Davis, an executive officer and director of the Company, is also an equity member of MVI and thus stands to benefit personally from this Investment Banking Agreement. Also, as a part of this Investment Banking Agreement, the Company has agreed to issue a stock option agreement that will allow MVI to purchase up to 750,000 shares of the Company's common stock at an exercise price of $.01 per share.

                               CORPORATE STRUCTURE

The following table sets forth information with respect to the share ownership, both before and after this offering, of all beneficial 10% or more Shareholders, Directors, Officers and the Officers and Directors as a group, of the Stock of the Company.

PRINCIPAL SHAREHOLDERS

Owner                      Shares Owned     Percent Before    Percent After
                                            Offering          Offering
Dennis Davis               3,700,000           93 %              58 %
Cornelia Davis               250,000            6 %               4 %
Florence Grig Roberts         50,000            1 %               1 %

DESCRIPTION OF SECURITIES

The Company is offering 240,000 Shares (the "Shares") in this offering at a price of $0.05 per share. The Company is authorized to issue 10,000,000 shares of its Common Stock, at $.001 par value. Each share of Common Stock is entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of Common Stock has any pre-emptive right to subscribe for any of the Company's securities. Upon dissolution, liquidation or winding up of the Company, the assets will be divided pro rata on a share-for-share basis among holders of the shares of Common Stock after any required distribution to the holders of the preferred stock. All shares of Common Stock outstanding are fully paid and non-assessable and the shares will, when issued upon payment therefore as contemplated hereby, be fully paid and non-assessable.

Each shareholder of Common Stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting for the election of directors will be able to elect all the directors if they choose to do so.

PRICING THE OFFERING

The offering price of the Shares to be sold in the offering was determined by the Company. In determining the offering price and number of Shares to be offered, the




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Company considered such factors as the financial  condition of the Company,  its net tangible book value, lack of operating history, and general condition of the securities markets. Accordingly, the offering price set forth on the cover page of this Prospectus should not be considered to be an indication of the book value of the stock. The price bears no relation to the Company's assets, book value, lack of earnings or net worth or any other traditional criterion of value. There currently is no market for the Shares. Although the Company plans to try and develop a market for the shares, there is no assurance that a market will develop for such following the offering. Even in the event a market develops for the Common Stock of the Company, it is unlikely that normal market forces will result in a price increase of the Common Stock.

LITIGATION

The Company is not presently a party io any litigation nor, to the knowledge of Management, is any litigation threatened.

LEGAL MATTERS

Patricia Cudd, Attorney & Counselor at Law, whose principle address is 50 South Steele Street, Suite #222, Denver, Colorado 80209, and whose telephone number is
(303) 394- 2197, has provided legal services in rendering an opinion with respect to the exemption to registration of the shares of common stock of the Company offered in this offering.

                             ADDITIONAL INFORMATION

The Company will file, within 15 days of the first sale, with the Securities and Exchange Commission a Notice of Sale of Securities Pursuant to Regulation D,
Section 4(6), and/or Uniform Limited Offering Exemption (the "Notice") on Form D under the provisions of the Securities Act of 1933. Copies of the Notice on Form D may be purchased at the Commission's principal office, upon payment of the fees presented by the Commission, or at the Company's corporate offices during regular business hours.



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